EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement of First Citizens Bancshares, Inc. on Form S-4 of our report dated March 28, 2014 on the consolidated financial statements of Southern Heritage Bancshares, Inc. and to the reference to us under the heading "Experts” in the registration statement.

/s/Crowe Horwath LLP

Brentwood, Tennessee

July 18, 2014